                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                             AEROFLEX INCORPORATED
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

        2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
--------------------------------------------------------------------------------

        4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

        5)  Total fee paid:
--------------------------------------------------------------------------------

        [ ]  Fee paid previously with preliminary materials
--------------------------------------------------------------------------------

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

        1)  Amount Previously Paid:
        -------------------------------------------------------

        2)  Form, Schedule or Registration Statement No.:
        -------------------------------

        3)  Filing Party:
        --------------------------------------------------------------------

        4)  Date Filed:
        ----------------------------------------------------------------------

                             AEROFLEX INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 13, 1997

                         ------------------------------

To the Stockholders of
AEROFLEX INCORPORATED

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AEROFLEX INCORPORATED will be held on Thursday, November 13, 1997 at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York 11568, at 10:00 a.m., or at any adjournment thereof (the "Annual Meeting"), for the following purposes:

     1. To elect three directors comprising the Class II Directors to serve until the 2000 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

     2. To consider and act upon a proposal to approve a deferred compensation agreement between the Company and its Chairman of the Board permitting him to elect to defer payment of his incentive compensation, as set forth in Exhibit "A".

     3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     The above matters are set forth in the Proxy Statement attached to this Notice to which your attention is directed.

     Only stockholders of record on the books of the Company at the close of business on September 25, 1997 will be entitled to vote at the Annual Meeting or at any adjournment thereof. You are requested to sign, date and return the enclosed proxy at your earliest convenience in order that your shares may be voted for you as specified.

                                          By Order of the Board of Directors,

                                          LEONARD BOROW
                                          Secretary

Dated: Plainview, New York
       October 1, 1997

                             AEROFLEX INCORPORATED
                             35 SOUTH SERVICE ROAD
                           PLAINVIEW, NEW YORK 11803

                         ANNUAL MEETING OF STOCKHOLDERS
                          THURSDAY, NOVEMBER 13, 1997

                                PROXY STATEMENT

     The Annual Meeting of Stockholders of Aeroflex Incorporated (the "Company") will be held on Thursday, November 13, 1997 at the deSeversky Conference Center, Northern Boulevard, Old Westbury, New York 11568, at 10:00 a.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders. The approximate date on which this proxy statement and the enclosed proxy are being mailed to stockholders is October 1, 1997.

     If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

VOTING RIGHTS

     Only stockholders of record on September 25, 1997 (the "Record Date"), will be entitled to vote at the annual meeting or any adjournment thereof. The Company had outstanding at the Record Date one class of voting securities, namely 14,063,808 shares of Common Stock, $.10 par value ("Common Stock"), excluding treasury shares. Stockholders of record are entitled to one vote for each share registered in their names. The affirmative vote of a majority of the votes cast at the meeting is required for approval of each matter to be submitted to a vote of the stockholders. For purposes of determining whether proposals requiring a majority of the votes cast at the meeting have received a majority vote, abstentions will not be included in the vote totals, and in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, abstentions and broker non-votes will have no effect on such vote, but will be counted in the determination of a quorum.

     To the knowledge of the Board of Directors, upon whose behalf this solicitation is made, the only persons owning of record or beneficially as of the Record Date more than five (5%) percent of the outstanding Common Stock of the Company were Deltec Asset Management Corporation, 535 Madison Avenue, New York, New York 10022, which beneficially owns 1,042,200 shares, representing approximately 7.4% of the Company's outstanding Common Stock and Leonard Borow, 35 South Service Road, Plainview, New York 11803, who beneficially owns 871,881 shares, representing approximately 6.0% of the Company's outstanding Common Stock.

                             ELECTION OF DIRECTORS

     The By-Laws of the Company provides for a Board of Directors of not less than three nor more than ten directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The Company's Board of Directors now consists of nine directors, with directors in each Class as set forth below:

                                                                CLASS III
        CLASS I                      CLASS II              (TO SERVE UNTIL THE
  (TO SERVE UNTIL THE          (TO SERVE UNTIL THE          ANNUAL MEETING OF
   ANNUAL MEETING OF            ANNUAL MEETING OF            STOCKHOLDERS IN
 STOCKHOLDERS IN 1999)        STOCKHOLDERS IN 1997)               1998)
-----------------------    ----------------------------    -------------------
Robert Bradley, Sr.(2)     Harvey R. Blau                  Leonard Borow
Michael Gorin              Ernest E. Courchene, Jr.(1)     Milton Brenner(1)
Donald S. Jones (1)        John S. Patton(2)               Eugene Novikoff(2)

---------------

(1) Member of Audit Committee.
(2) Member of Compensation/Stock Option Committee.

     Harvey R. Blau, Ernest E. Courchene, Jr., and John S. Patton, directors in Class II, are nominated for election to hold office until the Annual Meeting of Stockholders in 2000 and until their successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as directors of Messrs. Blau, Courchene and Patton (each of whom is now a director) unless any nominee shall be unavailable, in which event such shares will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

     Directors who are not employees of the Company receive an annual fee of $7,500 and a fee of $500 for each Board of Directors or Committee meeting attended. There were four meetings of the Board of Directors during the fiscal year ended June 30, 1997, three meetings of the audit committee and three meetings of the compensation/stock option committee. Each director attended or participated in all of such meetings of the Board of Directors and his respective committees. The Company's audit committee is involved in discussions with the Company's independent certified accountants with respect to the year end audited financial statements and the compensation/stock option committee recommends executive compensation and the granting of stock options to key employees. See "Compensation/Stock Option Committee Report on Executive Compensation." The Company does not have a nominating committee.

     The following information, including stock ownership, is submitted with respect to the directors of the Company, each executive officer named in the "Summary Compensation Table" and for all executive officers and directors as a group:

                                                                                         NUMBER OF
                                                                                         SHARES OF
                                                                                        COMMON STOCK
                                                                                        BENEFICIALLY
                                                                     DIRECTOR           OWNED AS OF
           NAME              AGE            OCCUPATION                SINCE            9/25/97(1)(2)
---------------------------  ---     -------------------------    --------------    --------------------
Harvey R. Blau.............  61      Chairman and CEO of the      July 1980            711,019     (4.9%)     (3)
                                     Company
Michael Gorin..............  55      President of the Company     August 1990          534,167     (3.7%)     (4)
Leonard Borow..............  49      Executive Vice President     November 1992        871,881     (6.0%)     (5)
                                     of the Company
Carl Caruso................  53      Vice President --                  --             119,834      --        (6)
                                     Manufacturing
Charles Badlato............  38      Treasurer and Assistant            --              54,298      --        (7)
                                     Secretary
Robert Bradley, Sr.........  78      Retired                      February 1979         30,487      --        (8)
Milton Brenner.............  69      Retired                      August 1988          145,666     (1.0%)     (8)
Ernest E. Courchene, Jr....  65      Business Consultant          April 1980           103,440      --        (9)
Donald S. Jones............  69      Consultant                   November 1993         31,000      --        (8)
Eugene Novikoff............  73      Self-employed Engineering    June 1979             31,183      --        (8)
                                     Consultant
John S. Patton.............  79      Consultant                   August 1985           30,500      --        (8)
All Directors and Officers
as a Group (11 persons)....                                                          2,663,475    (16.9%)

---------------
(1) No officer or director owns more than one percent of the issued and outstanding Common Stock of the Company unless otherwise indicated. Ownership represents sole voting and investment power.

(2) Includes options currently exercisable or exercisable within 60 days under the Company's 1989 Non-Qualified Stock Option Plan, 1993 Outside Director Stock Option Plan, 1994 Non-Qualified Stock Option Plan and 1996 Stock Option Plan.

(3) Includes options currently exercisable or exercisable within 60 days to purchase 548,333 shares of Common Stock. Also includes 3,614 shares held by the Blau, Kramer, Wactlar & Lieberman, P.C. Profit Sharing Plan and 136,132 shares owned by his wife, to which Mr. Blau disclaims beneficial ownership.

(4) Includes options currently exercisable or exercisable within 60 days to purchase 431,667 shares of Common Stock.

(5) Includes options currently exercisable or exercisable within 60 days to purchase 431,667 shares of Common Stock. Also includes 8,888 shares owned by his wife to which Mr. Borow disclaims beneficial ownership.

(6) Includes options currently exercisable or exercisable within 60 days to purchase 58,333 shares of Common Stock.

(7) Includes options currently exercisable or exercisable within 60 days to purchase 48,333 shares of Common Stock.

(8) Includes options currently exercisable to purchase 30,000 shares of Common Stock.

(9) Includes options currently exercisable to purchase 30,000 shares of Common Stock and 25% (14,167 shares) of the 56,666 shares owned by a partnership in which Mr. Courchene is a 25% partner.

PRINCIPAL OCCUPATIONS OF DIRECTORS

     Mr. Harvey R. Blau, appointed Chairman of the Board of the Company in October 1991, was Vice Chairman since November 1983. Mr. Blau is also Chairman of the Board of Griffon Corporation and a director of Nu Horizons Electronics Corp. and Reckson Associates Realty Corp. Mr. Blau is a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., general counsel to the Company. For the year ended June 30, 1997, the Company paid approximately $174,000 in legal fees to the firm.

     Mr. Leonard Borow has been employed by the Company in various executive positions since November, 1989 and has been Executive Vice President since October 1991. For more than the five years prior thereto, Mr. Borow was President of Comstron Corporation, a manufacturer of fast switching frequency synthesizers and components, which was acquired by the Company in November 1989.

     Mr. Robert Bradley, Sr. was actively engaged as an employee and executive of commercial banks for more than 30 years prior to his retirement in 1979. He was Executive Vice President of Central State Bank, New York, New York from May 1976 to 1979. During the period from 1974 to 1976 he was Senior Vice President of European-American Bank and Trust Company. Mr. Bradley is a director of Griffon Corporation.

     Mr. Milton Brenner, until his retirement in September 1988, had been President of Aeroflex Laboratories Incorporated, a subsidiary of the Company, for more than fifteen years. Mr. Brenner was previously a director of the Company from 1973 to 1986 and was again elected a director in August 1988.

     Mr. Ernest E. Courchene, Jr. served from May 1987 to May 1992 as Vice Chairman and a director of Digitech Industries, Inc., a manufacturer of data communications diagnostic equipment. From May 1983 to May 1987, Mr. Courchene was President of Southport Capital Group Ltd., an investment banking firm and from March 1980 to November 1985, he was Chairman of the Board of Harbor Electronics Inc., a manufacturer of cable assemblies for the electronics industry.

     Mr. Michael Gorin has been employed by the Company in various executive positions since July 1985 and has been President since October 1988. From 1986 to October 1988, Mr. Gorin was Vice President -- Finance. From May 1980 until July 1985, Mr. Gorin was Senior Vice President of Republic National Bank of New York. For more than ten years prior thereto, he was employed by Arthur Andersen & Co., becoming a partner in April 1973.

     Vice Admiral Donald S. Jones (USN Ret.) retired from the United States government in 1987 after more than 37 years of service. From March 1988 to March 1990 Vice Admiral Jones was Vice President for Government and International Affairs for Tracor Inc., a manufacturer of electronic products and a provider of aircraft service and repair. Since retirement, Admiral Jones also has acted as an independent consultant.

     Mr. Eugene Novikoff is a professional engineer and during the period from 1972 to 1978 was a director and Vice President (in charge of development and engineering) for Knogo Corporation, a manufacturing and service organization engaged in providing equipment and devices to libraries and retail businesses to reduce losses from pilferage. Since January 1979, Mr. Novikoff has been a self-employed consulting engineer.

     Major General John S. Patton (USAF Ret.) retired from the United States government in 1978 after more than 36 years of service. Since retirement, he has acted as an independent analytical technical consultant.

                                   MANAGEMENT

OFFICERS OF THE COMPANY

     The officers of the Company are as follows:

                NAME                                POSITION HELD
-------------------------------------    ------------------------------------
Harvey R. Blau.......................    Chairman of the Board (Chief
                                         Executive Officer)
Michael Gorin........................    President (Chief Financial Officer
                                         and Principal Accounting Officer)
Leonard Borow........................    Executive Vice President (Chief
                                         Operating Officer) and Secretary
Carl Caruso..........................    Vice President -- Manufacturing
Charles Badlato......................    Treasurer and Assistant Secretary

---------------
     Mr. Carl Caruso has been employed by the Company in various executive capacities since November 1989 and has been Vice President -- Manufacturing since February 1997. For more than 14 years prior thereto, Mr. Caruso was Vice President of Comstron Corporation which was acquired by the Company in November 1989.

     Mr. Charles Badlato has been employed by the Company in various financial positions since December 1987 and has been Treasurer since February 1994. From May 1981 until December 1987 Mr. Badlato was employed by various certified public accounting firms. Prior to his employment with the Company, he was an audit manager with Touche Ross & Co.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the Chairman/Chief Executive Officer and each of the other executive officers of the Company serving as of June 30, 1997 for services rendered for the years ended June 30, 1997, 1996 and 1995.

                                          ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                  ------------------------------------   ----------------------------------------------------
                                                         OTHER ANNUAL    RESTRICTED     STOCK      LONG-TERM      ALL OTHER
       NAME AND          FISCAL                          COMPENSATION      STOCK       OPTION      INCENTIVE     COMPENSATION
  PRINCIPAL POSITION      YEAR    SALARY(1)    BONUS          (2)          AWARDS     AWARDS(#)   PLAN PAYOUTS       (3)
-----------------------  ------   ---------   --------   -------------   ----------   ---------   ------------   ------------
Harvey R. Blau.........   1997    $216,471    $212,010        $--            $--       200,000         --           $  754
  Chairman and Chief      1996     208,517     218,165         --            --        175,000         --              686
  Executive Officer       1995     200,000     255,464         --            --        250,000         --            1,819

Michael Gorin..........   1997    $281,261    $212,010        $--            $--        50,000         --           $5,283
  President and Chief     1996     262,962     218,165         --            --        150,000         --            2,978
  Financial Officer       1995     260,531     255,464         --            --        200,000         --            2,526

Leonard Borow..........   1997    $281,261    $212,010        $--            $--        50,000         --           $4,309
  Executive Vice          1996     262,962     218,165         --            --        150,000         --            3,587
  President-Chief         1995     253,430     255,464         --            --        200,000         --            3,290
  Operating Officer

Carl Caruso............   1997    $173,564    $ 60,000        $--            $--        35,000         --           $3,022
  Vice President --       1996     162,363      50,000         --            --         25,000         --            2,756
  Manufacturing           1995     150,042      50,000         --            --         50,000         --            3,060

Charles Badlato........   1997    $120,875    $ 30,000        $--            $--        15,000         --           $3,084
  Treasurer and           1996     106,217      30,000         --            --         25,000         --            3,214
  Assistant Secretary     1995      92,756      30,000         --            --         25,000         --            2,560

---------------
(1) Includes the following contributions to the Aeroflex Incorporated Employees' 401(k) Plan by each of the executive officers for the fiscal years ended June 30, 1997, 1996 and 1995: Michael Gorin -- $11,242, $9,310 and $6,428,
     respectively; Leonard Borow -- $10,262, $9,414 and $10,158, respectively; Carl Caruso -- $10,073, $9,186 and $10,201, respectively; and Charles Badlato -- $10,175, $10,913 and $11,120, respectively.

(2) Other annual compensation does not include amounts of certain perquisites and other non-cash benefits provided by the Company since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(3) All other compensation includes the compensation component of certain life insurance policies and the Company's matching contribution to the Aeroflex Incorporated Employees' 401(k) Plan.

EMPLOYMENT AGREEMENTS

     In July 1994, the Company entered into employment agreements, as amended in February 1997, with Messrs. Blau, Gorin and Borow for the period July 1, 1994 to December 31, 2002. The agreements provide for salaries at the annual rate of $200,000, $289,000 and $289,000, respectively, together with cost of living increments. The agreements each provide for an incentive equal to three (3%) percent of the consolidated pre-tax earnings of the Company but not more than two hundred (200%) percent of the respective individual's salary.

     In February, 1997, the Company entered into an employment agreement with Mr. Caruso for the period February 5, 1997 to February 5, 2000. The agreement provides for an annual salary of $180,000, together with cost of living increments.

     In the event that any of these four individuals' employment is terminated by the Company without cause, the terminated employee is entitled to receive his salary and incentive payment for the remainder of the contract term. The employment agreements also provide that in the event there is a change in control of the Company, as defined therein, the employee has the option, exercisable within six (6) months of becoming aware of such event, to terminate his employment agreement. Upon such termination, each of Messrs. Blau, Gorin and Borow has the right to receive a lump sum payment equal to three (3) times his salary and incentive payment last previously awarded and Mr. Caruso has the right to receive his base salary for the remainder of the term of the contract.

     In May 1997, the Company and Mr. Blau entered into a deferred compensation agreement, subject to stockholder approval, which provides that Mr. Blau can elect to defer all or any portion of the incentive compensation payable to him pursuant to his employment agreement and receive such deferred compensation in cash or Common Stock. Subject to obtaining stockholder approval of such agreement, Mr. Blau has elected to defer all of his incentive compensation for the fiscal year ended June 30, 1998 and receive such deferred compensation in Common Stock. See Proposal 2 and Exhibit A to this Proxy Statement regarding the approval of the deferred compensation agreement permitting Mr. Blau to defer payment of his incentive compensation and to elect to receive such compensation in cash or in Common Stock of the Company.

STOCK OPTION PLANS

     The Company currently has four stock option plans -- the 1989 Non-Qualified Stock Option Plan ("1989 NQSOP"), the Outside Director Stock Option Plan ("Director Plan"), the 1994 Non-Qualified Stock Option Plan (the "1994 Plan") and the 1996 Stock Option Plan (the "1996 Plan"). The plans were designed for the purpose of strengthening the Company's ability to retain and attract in its employ persons of training, experience and ability and to furnish additional incentives to key employees, consultants and directors.

     In December 1993, the Board of Directors adopted, subject to stockholder approval obtained in November 1994, the Director Plan which, as amended in November 1996, covers 500,000 shares of the Company's Common Stock and expires in 2003. The Director Plan provides for an annual grant to each non-employee director of options to purchase 10,000 shares of the Company's Common Stock. The plan is administered by a committee of two or more members of the Board of Directors who determine, among other things, the individuals to whom options should be granted and the purchase price of the shares with the exception that no option may be granted at less than market value at the time of grant and options may only be exercised before the expiration of ten years from the date of grant.

     The 1989 NQSOP, 1994 Plan and 1996 Plan each covers 1,500,000 shares of the Company's Common Stock. The 1989 NQSOP and the 1994 Plan, which expire in 1999 and 2004, respectively, permit the granting of Non-Qualified Options to the Company's officers and other senior executives and management and supervisory personnel and consultants and. for the 1989 NQSOP, also directors. The 1996 Plan, which expires in 2006, permits the granting of both Non-Qualified and Incentive Options to the Company's officers and employees. These plans are administered by a committee of two or more members of the Board of Directors who determine, among other things, the individuals to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, the purchase price of the shares and the term of each option, with the exception that no option can be granted at less than market value at the time of grant and options may only be exercised before the expiration of five years from the date of grant (or ten years for the 1996 Plan). Each option granted under these plans may be exercised only during the continuance of an optionee's employment or service with the Company, except under certain circumstances.

STOCK OPTION GRANTS IN LAST FISCAL YEAR(1)

     The following table sets forth all stock option grants to the named executive officers during the fiscal year ended June 30, 1997:

                                        INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZED VALUE AT
                          -------------------------------------------------          ASSUMED ANNUAL RATES OF
                                      % OF TOTAL                                     STOCK PRICE APPRECIATION
                                       OPTIONS                                        FOR OPTION TERM(1)(5)
                                      GRANTED TO                              --------------------------------------
                          OPTIONS     EMPLOYEES/     EXERCISE                 STOCK              STOCK
                          GRANTED   CONSULTANTS IN     PRICE     EXPIRATION   PRICE    DOLLAR    PRICE      DOLLAR
          NAME            (#)(2)    FISCAL YEAR(3)   ($/SH)(2)      DATE      5%(4)     GAIN     10%(4)      GAIN
------------------------  -------   --------------   ---------   ----------   -----   --------   ------   ----------
Harvey R. Blau..........  200,000        30.0%         $4.50        2/4/07    $7.33   $566,000   $11.67   $1,434,000
Michael Gorin...........   50,000         7.5%          4.50        2/4/07    7.33     141,500   11.67       358,500
Leonard Borow...........   50,000         7.5%          4.50        2/4/07    7.33     141,500   11.67       358,500
Carl Caruso.............   35,000         5.2%          4.50        2/4/07    7.33      99,050   11.67       250,950
Charles Badlato.........   15,000         2.2%          4.50        2/4/07    7.33      42,450   11.67       107,550

---------------
(1) All grants are under the Company's 1996 Stock Option Plan (the "1996 Plan"). Dollar gains are based on the assumed annual rates of appreciation of the exercise price of each option for the term of the option.

(2) Grants were made at 100% of the closing price of the Company's Common Stock on the date of grant. Grants pursuant to the 1996 Plan vest 33 1/3% on the first anniversary of the date of grant, 33 1/3% on the second anniversary of the date of grant and 33 1/3% on the third anniversary of the date of grant.

(3) Total options granted to employees, consultants and directors in 1997 were for 667,500 shares of Common Stock.

(4) The stock price represents the price of the Company's Common Stock if the assumed annual rates of stock price appreciation are achieved over the term of each of the options.

(5) The increases in market value of the Company's stock for all stockholders as of the Record Date, assuming annual rates of stock price appreciation from June 30, 1997 (stock price of $5.13 per share) over the ten year period used in this table, aggregate $45,285,462 at a 5% rate and $114,760,673 at 10%.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information concerning options exercised during the year ended June 30, 1997, by the named executive officers and the value of unexercised options held by them as of June 30, 1997:

                                                                                         VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED                 IN-THE-MONEY
                                                          OPTIONS/SARS AT                   OPTIONS/SARS AT
                     SHARES                               FISCAL YEAR-END                 FISCAL YEAR-END(1)
                   ACQUIRED ON        VALUE        -----------------------------     -----------------------------
      NAME         EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------  -----------     -----------     -----------     -------------     -----------     -------------
Harvey R. Blau...    400,000       $ 1,275,000       548,333          266,667            967,083        216,667
Michael Gorin....     50,000           125,000       431,667          108,333            734,792        111,458
Leonard Borow....     50,000           125,000       431,667          108,333            734,792        111,458
Carl Caruso......     40,000           100,000        58,333           51,667             73,958         44,792
Charles
  Badlato........         --                --        48,333           31,667             57,083         32,292

---------------
(1) Based upon the closing price of the Company's Common Stock of $5.13 on June 30, 1997.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective January 1, 1994 the Company established the Aeroflex Incorporated Supplemental Executive Retirement Plan ("SERP") for certain of its officers. No benefits were payable prior to January 1, 1996.

     The Normal Retirement Age under the SERP is 70. The SERP would provide an annual benefit of 50% of Final Average Pay. "Final Average Pay" means the average of the three highest paid calendar years out of the last ten prior to retirement. The benefits payable under the SERP are not subject to deduction for Social Security amounts. Benefits are also payable, on a reduced basis, for early retirement after the sum of a participant's age and years of service equals 70 and the participant attains age 55. Retirement benefits are payable for life, with a guarantee of 10 years of payments. In addition, the SERP provides a pre-retirement death benefit payable for 10 years to the participant's beneficiary and a disability benefit with a guarantee of 10 years of payment; provided that any disability benefit shall be reduced by the amount of the disability benefit payable under the participant's employment agreement, if any.

     A trust has been established to which contributions are made annually to provide for the benefits under the SERP. The trust is funding the benefits partially through insurance contracts.

     The following tables show the projected annual benefits payable at age 70 under the SERP. The number of years of credited service of the participants as of June 30, 1997 are: Mr. Blau, 16; Mr. Gorin, 11; Mr. Borow, 19; and Mr. Badlato, 9.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

                      ANNUAL BENEFIT AT NORMAL RETIREMENT

                                                              YEARS OF SERVICE
                       FINAL AVERAGE                 ----------------------------------
                          ANNUAL PAY(1)                 10           15           20
                                                     --------     --------     --------
               $50,000.............................  $ 25,000     $ 25,000     $ 25,000
               $100,000............................    50,000       50,000       50,000
               $200,000............................   100,000      100,000      100,000
               $300,000............................   150,000      150,000      150,000
               $400,000............................   200,000      200,000      200,000
               $500,000............................   250,000      250,000      250,000

---------------
(1) Average of a participant's highest three year's compensation out of the last ten prior to retirement as reported on Form W-2 but excluding stock related compensation.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the Company's Compensation/Stock Option Committee consisted of Messrs. Robert Bradley, Eugene Novikoff and John S. Patton. None of these persons were officers or employees of the Company during fiscal 1997 nor had any relationship requiring disclosures in this Proxy Statement.

        IN ACCORDANCE WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, THE INFORMATION INCLUDED UNDER THE CAPTIONS "COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" AND "COMMON STOCK PERFORMANCE" WILL NOT BE DEEMED TO BE FILED OR TO BE PROXY SOLICITING MATERIAL OR INCORPORATED BY REFERENCE IN ANY PRIOR OR FUTURE FILINGS BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT.

      COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is generally determined by the Compensation/Stock Option Committee of the Board of Directors, subject to applicable employment agreements. Each member of the Compensation/Stock Option Committee is a director who is not an employee of the Company or any of its affiliates. The following report with respect to certain compensation paid or awarded to the Company's executive officers during fiscal 1997 is furnished by the directors who comprised the Compensation/Stock Option Committee during fiscal 1997.

GENERAL POLICIES

     The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's businesses. To attain these objectives, the Company's executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation. See "Management -- Employment Agreements".

     Stock options are granted to employees, including the Company's executive officers, by the Compensation/Stock Option Committee under the Company's option plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market value of Common Stock on the date of grant. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation/Stock Option Committee, have the greatest potential impact on the Company's profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

     From time to time, the Compensation/Stock Option Committee may utilize the services of independent consultants to perform analyses and to make recommendations to the Committee relative to executive compensation matters. No compensation consultant is paid on a retainer basis.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE AND
COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation/Stock Option Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements, the salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation/Stock Option Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

     For fiscal 1997, pursuant to the terms of his employment agreement with the Company, the Company's Chairman received a base salary and additional compensation (See "Employment Agreements"). The

Compensation/Stock Option Committee also recommended the issuance, and the Chairman received, options to purchase 200,000 shares of Common Stock at $4.50 per share.

                          THE COMPENSATION COMMITTEE:

                               Robert Bradley, Sr.
                               Eugene Novikoff
                               John S. Patton

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NYSE. Based solely upon the Company's review of the copies of the forms it has received, the Company believes that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 1997, except that Carl Caruso filed late a report on Form 3.

                            COMMON STOCK PERFORMANCE

     The following graph provides a comparison of cumulative stockholder return among the Company, Standard and Poors' 500 companies and Standard and Poors' electronics (instrumentation) companies from June 1992 to August 1997:

                COMPARISON OF 62 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG AEROFLEX INCORPORATED, THE S&P 500 INDEX
                AND THE S&P ELECTRONICS (INSTRUMENTATION) INDEX

        MEASUREMENT PERIOD           S & P ELECTRONICS
      (FISCAL YEAR COVERED)          (INSTRUMENTATION)       S & P 500         AEROFLEX INC.
JUN-92                                     100                 100                 100
JUN-93                                     120                 114                 138
JUN-94                                     113                 115                 246
JUN-95                                     221                 145                 292
JUN-96                                     251                 183                 377
JUN-97                                     360                 247                 315
AUG-97                                     337                 266                 504

             PROPOSAL TO APPROVE A DEFERRED COMPENSATION AGREEMENT
               BETWEEN THE COMPANY AND ITS CHAIRMAN OF THE BOARD

     As noted above under "Employment Agreements," in May 1997, the Company and Harvey Blau, its Chairman of the Board, entered into a deferred compensation agreement, subject to stockholder approval, which provides that Mr. Blau can elect to defer all or any portion of the incentive compensation payable to him pursuant to his employment agreement and receive such deferred compensation in cash or Common Stock.

     Mr. Blau's employment agreement provides for the payment to him of an annual bonus equal to three (3%) percent of the Company's consolidated pre-tax earnings for a fiscal year, but not to exceed two hundred (200%) percent of his then base salary. For the Company's fiscal year ended June 30, 1997, Mr. Blau's base salary was $216,471 and his annual bonus was $212,010.

     The deferred compensation agreement permits Mr. Blau, at his election not later than the last day of a fiscal year prior to the fiscal year for which he is making an election, to defer all or any portion of his annual bonus and receive such deferred compensation in cash, in Common Stock or a combination thereof. Any compensation so deferred is payable to Mr. Blau upon the earliest to occur of (i) the failure to the stockholders of the Company to approve the deferred compensation agreement by the affirmative vote of a majority of such stockholders, (ii) termination of Mr. Blau's employment in accordance with his employment agreement, (iii) in the event of any emergency or necessity as shall be solely determined by the Board of Directors or (iv) an adverse change of financial condition of the Company deemed to be perceived inability to pay the amounts deferred pursuant to the deferred compensation agreement.

     Subject to obtaining stockholder approval of the deferred compensation agreement, Mr. Blau has elected to defer all of his incentive compensation for the fiscal year ended June 30, 1998 and receive such deferred compensation in Common Stock.

     In the event that the deferred compensation agreement is not approved by the stockholders of the Company, Mr. Blau's incentive compensation will continue to be payable to him in cash at the time that it is calculated pursuant to the terms of his employment agreement. Accordingly, the Board of Directors believes that permitting Mr. Blau to elect to receive his bonus compensation in Common Stock of the Company, enables the Company to pay Mr. Blau in a way that further encourages Mr. Blau to manage the Company from the perspective of an owner with an equity stake in the business.

     Accordingly, the Board of Directors recommends a vote FOR the approval of the deferred compensation agreement between the Company and its Chairman of the Board.

                           MISCELLANEOUS INFORMATION

     KPMG Peat Marwick, LLP, the Company's independent auditor for the fiscal year ended June 30, 1997, has advised the Company that a representative of the firm plans to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. As of the date of this Proxy Statement, the Board of Directors does not intend to present at the meeting any matters not referred to in the form of Proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also request brokerage houses and other custodians and nominees and fiduciaries, to forward soliciting material to the beneficial owners of stock held of record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to such beneficial owners.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than June 3, 1998 to be considered for inclusion in the Company's next Proxy Statement.

     A copy of the Annual Report has been mailed to every stockholder as of the Record Date. The Annual Report is not to be considered proxy soliciting material.

                                          By Order of the Board of Directors,

                                          LEONARD BOROW
                                          Secretary

Dated: October 1, 1997
      Plainview, New York

                                                                       EXHIBIT A

                        DEFERRED COMPENSATION AGREEMENT

     Deferred Compensation Agreement dated as of May 9, 1997 between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, NY 11803 (the "Company") and Harvey R. Blau, who resides at 125 Wheatley Road, Old Westbury, NY 11568 (the "Executive").

     WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of July 1, 1994 (the "Employment Agreement"), pursuant to which the Executive receives compensation from the Company;

     WHEREAS, the Company and the Executive wish to provide that the Executive may, at his election, defer certain of the compensation payable to Executive pursuant to the terms of the Employment Agreement.

     NOW, THEREFORE, it is agreed as follows:

     1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings provided in the Employment Agreement.

     2.  DEFERRED COMPENSATION.

          (a) Not later than the later of (i) the last day of each Fiscal Year of the Company prior to a Fiscal Year with respect to which an Annual Bonus is payable to Executive in accordance with Section 4 of the Employment Agreement and (ii) five (5) days from the date of this Agreement, Executive may elect in writing to defer all or any portion of such Annual Bonus for such Fiscal Year, as Executive desires.

          (b) At the same time as the Executive elects to defer compensation under this Agreement, the Executive shall elect whether such deferred compensation shall be payable in cash or in the Company's common stock, par value $.10 per share ("Common Stock"), or a combination thereof. In the event that the Executive determines that all or a portion of his deferred compensation shall be paid in Common Stock of the Company, the Common Stock shall be valued at its Fair Market Value on 31st trading day of the Fiscal Year next succeeding the Fiscal Year for which such Annual Bonus was deferred (each such 31st day, a "Valuation Date"). For the purposes of the foregoing, "Fair Market Value" shall mean the average market price of the Common Stock on the New York Stock Exchange consolidated reporting system for the 30 consecutive trading days immediately preceding the applicable Valuation Date. If no sales shall have been reported on the New York Stock Exchange consolidated reporting system on such dates, Fair Market Value shall be determined by the Committee in accordance with the Treasury Regulations applicable to incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

          (c) All amounts deferred under this Agreement above shall be one hundred percent (100%) vested and non-forfeitable at all times. Payments of said deferred compensation shall begin upon the earliest to occur of (i) the failure to the stockholders of the Company to approve this Agreement by the affirmative vote of a majority of such stockholders at the annual or special meeting of the stockholders next succeeding the date of this Agreement, (ii) termination of the Executive's employment in accordance with Section 9 of the Employment Agreement, (iii) in the event of any emergency or necessity as shall be solely determined by the Board of Directors or (iv) an adverse change of financial condition of the Company deemed to be perceived inability to pay the amounts deferred pursuant to this Agreement.

     Amounts payable to the Executive pursuant to this Agreement shall be in addition to any amounts payable to the Executive pursuant to Section 9 of the Employment Agreement.

          (d) In order to meet its contingent deferred obligation hereunder, the Company may (i) each year set aside or earmark funds in an amount equal to the total cash amount allocated and deferred for such year and (ii) purchase or otherwise allocate shares of Common Stock in an amount equal to the amount designated by the Executive pursuant to Section 2(b) hereof.

          (e) Funds set aside or earmarked to meet the Company's contingent cash deferred obligation hereunder may be kept in cash, or invested and reinvested in the discretion of the Company. To the extent that such funds are kept in cash, they shall be deemed to accrue interest at the rate of five (5%) percent per annum.

          (f) Investments of funds set aside or earmarked for the Company's contingent deferred obligation hereunder may be made in stock, bonds or other securities; provided, however, that except as provided in Section 2(d), no portion of such funds shall be invested in any securities of the Company.

          (g) In the event that amounts become payable in accordance with this Agreement, (i) to the extent that the Executive has elected that such amounts shall be paid in cash, said payment shall be in an amount equal to the value, determined as of the date of such event, of all deferred amounts plus all amounts earned or deemed earned thereon, and shall be made as soon as feasible in one lump sum and (ii) to the extent that the Executive has elected that any such amounts shall be paid in Common Stock, the Company shall deliver to the Executive the total number of shares of Common Stock determined by dividing the amount of Annual Bonus which the Executive deferred and elected to have paid in Common Stock in respect of any Fiscal Year by the Fair Market Value of the Common Stock on the Valuation Date for each respective Fiscal Year calculated in accordance with Section 2(b) hereof, and shall be delivered as soon as feasible after such number of shares of Common Stock have been determined.

          (h) Nothing contained herein shall be deemed to create a trust relationship. Funds invested hereunder shall continue for all purposes to be part of the general funds of the Company, subject to the claims of creditors of the Company, and no entity or person other than the Company shall, by virtue of the provisions of this Agreement, have any interest in such funds. To the extent that Executive acquires a right to receive payments from the Company under this Agreement, such right shall be non-forfeitable and secured to the full extent that the law will allow.

          (i) Subject to the approval of this Agreement by the affirmative vote of a majority of such stockholders at the annual or special meeting of the stockholders next succeeding the date of this Agreement, Executive hereby elects (i) to defer all of the Annual Bonus payable to him in respect of the Fiscal Year ending June 30, 1998 and (ii) that such deferred compensation shall be payable to Executive in Common Stock.

     3. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to participate fully in the executive compensation, employee benefit and other plans or programs of the Company in which senior executives are eligible to participate.

     4. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which the Company is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of the

Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in the Employment Agreement and this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

     5. ENTIRE AGREEMENT. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.

     6. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Company other than the Executive. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company other than the Executive, as the case may be.

     7. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     8. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

     9. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed to refer to his beneficiary, and if the Executive shall not have designated a beneficiary, his Spouse.

     10. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

     11. NOTICES. Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of.

          If to the Company or the Board:
             Aeroflex Incorporated
             35 South Service Road
             Plainview, NY 11803
             Attention: Michael Gorin
             FAX: (516) 694-4823

          If to the Executive:
             Harvey R. Blau
             125 Wheatley Road
             Old Westbury, NY 11568

     12. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     13. COUNTERPARTS. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                          AEROFLEX INCORPORATED

                                          By: /s/    CHARLES BADLATO

                                            ------------------------------------
                                            Name: Charles Badlato
                                              Title: Treasurer

                                              /s/      HARVEY BLAU
                                            ------------------------------------
                                                       Harvey R. Blau

                              AEROFLEX INCORPORATED

   The undersigned hereby appoints Harvey R. Blau and Leonard Borow, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in Aeroflex Incorporated, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held November 13, 1997 and any adjournments thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK
    YOUR VOTES AS
    IN THIS EXAMPLE

The Board of Directors recommends a vote FOR the following proposals:

1. Election of the fol-    FOR ALL NOMINEES        WITHHOLD         NOMINEES: Harvey R. Blau, Ernest E. Courchene, Jr.,
   lowing nominees,          LISTED BELOW      AUTHORITY TO VOTE              John S. Patton
   as set forth in the            [ ]                 [ ]
   proxy statement

(Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)

----------------------

2. Proposal to approve a Deferred        FOR    AGAINST    ABSTAIN
   Compensation Agreement between        [ ]      [ ]        [ ]
   the Company and its Chairman to
   permit him to defer payment of his
   incentive compensation.

3. Upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ABOVE. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

SIGNATURE(S) ________________________ DATED: ______________, 1997

(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If a signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)